SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. )*





                                Metrocall, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)




                         Common Stock, par value $.001
-------------------------------------------------------------------------------
                         (Title of Class of Securities)




                                   591647102
-------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [_]       Rule 13d-1(b)

        [x]       Rule 13d-1(c)

        [_]       Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.      591647102
               -----------------
-------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                    Tudor Investment Corporation
               ----------------------------------------------------------------
                    22-2514825
               ----------------------------------------------------------------
-------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)

               (a)
                    -----------------------------------------------------------

               (b)       X
                    -----------------------------------------------------------
-------------------------------------------------------------------------------
       3)      SEC Use Only   -------------------------------------------------
-------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization              Delaware
                                                       ------------------------
-------------------------------------------------------------------------------
                         (5)  Sole Voting Power                         0
                                                       ------------------------
Number of Shares         ------------------------------------------------------
Beneficially             (6)  Shared Voting Power               2,217,390
Owned by Each                                          ------------------------
Reporting Person         ------------------------------------------------------
With                     (7)  Sole Dispositive Power                    0
                                                       ------------------------
                         ------------------------------------------------------
                         (8)  Shared Dispositive Power          2,217,390
                                                       ------------------------
-------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                2,217,390
                                                       ------------------------
-------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) --------------------------------------------
-------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9
                                                                     5.3%
                                                        -----------------------
-------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)
                                                                       CO
                                                       ------------------------
-------------------------------------------------------------------------------

CUSIP No.      591647102
               -----------------
-------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                    Paul Tudor Jones, II
               ----------------------------------------------------------------

               ----------------------------------------------------------------

-------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)

               (a)
                    -----------------------------------------------------------

               (b)       X
                    -----------------------------------------------------------
--------------------------------------------------------------------------------
       3)      SEC Use Only  --------------------------------------------------
-------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization                   USA
                                                       ------------------------
-------------------------------------------------------------------------------
                         (5)  Sole Voting Power                         0
                                                       ------------------------
Number of Shares         ------------------------------------------------------
Beneficially             (6)  Shared Voting Power               2,369,300
Owned by Each                                          ------------------------
Reporting Person         ------------------------------------------------------
With                     (7)  Sole Dispositive Power                    0
                                                       ------------------------
                         ------------------------------------------------------
                         (8)  Shared Dispositive Power          2,369,300
                                                       ------------------------
-------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                2,369,300
                                                       ------------------------
-------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) --------------------------------------------
-------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9
                                                                     5.7%
                                                       ------------------------
-------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)
                                                                       IN
                                                       ------------------------
-------------------------------------------------------------------------------

CUSIP No.      591647102
               -----------------
-------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                    Tudor BVI Futures, Ltd.
               ----------------------------------------------------------------

               ----------------------------------------------------------------
-------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)

               (a)
                    -----------------------------------------------------------

               (b)       X
                    -----------------------------------------------------------
-------------------------------------------------------------------------------
       3)      SEC Use Only   -------------------------------------------------
-------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization     British Virgin Islands
                                                       ------------------------
-------------------------------------------------------------------------------
                         (5)  Sole Voting Power                         0
                                                       ------------------------
Number of Shares         ------------------------------------------------------
Beneficially             (6)  Shared Voting Power                 590,870
Owned by Each                                          ------------------------
Reporting Person         ------------------------------------------------------
With                     (7)  Sole Dispositive Power                    0
                                                       ------------------------
                         ------------------------------------------------------
                         (8)  Shared Dispositive Power            590,870
                                                       ------------------------
-------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                  590,870
                                                       ------------------------
-------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) --------------------------------------------
-------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9
                                                                     1.4%
                                                       ------------------------
-------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)
                                                                       CO
                                                       ------------------------
-------------------------------------------------------------------------------

CUSIP No.      591647102
               -----------------
-------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                    Tudor Proprietary Trading, L.L.C.
               ----------------------------------------------------------------
                    13-3720063
               ----------------------------------------------------------------
-------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)

               (a)
                    -----------------------------------------------------------

               (b)       X
                    -----------------------------------------------------------
-------------------------------------------------------------------------------
       3)      SEC Use Only   -------------------------------------------------
-------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization              Delaware
                                                       ------------------------
-------------------------------------------------------------------------------
                         (5)  Sole Voting Power                         0
                                                       ------------------------
Number of Shares         ------------------------------------------------------
Beneficially             (6)  Shared Voting Power                 151,910
Owned by Each                                          ------------------------
Reporting Person         ------------------------------------------------------
With                     (7)  Sole Dispositive Power                    0
                                                       ------------------------
                         ------------------------------------------------------
                         (8)  Shared Dispositive Power            151,910
                                                       ------------------------
-------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                  151,910
                                                       ------------------------
-------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) --------------------------------------------
-------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9
                                                                     0.4%
                                                       ------------------------
-------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)
                                                                       OO
                                                       ------------------------
-------------------------------------------------------------------------------

CUSIP No.      591647102
               -----------------
-------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                    The Altar Rock Fund L.P.
               ----------------------------------------------------------------
                    06-1558414
               ----------------------------------------------------------------
-------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)

               (a)
                    -----------------------------------------------------------

               (b)       X
                    -----------------------------------------------------------
-------------------------------------------------------------------------------
       3)      SEC Use Only   -------------------------------------------------
-------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization              Delaware
                                                       ------------------------
-------------------------------------------------------------------------------
                         (5)  Sole Voting Power                         0
                                                       ------------------------
Number of Shares         ------------------------------------------------------
Beneficially             (6)  Shared Voting Power                   1,190
Owned by Each                                          ------------------------
Reporting Person         ------------------------------------------------------
With                     (7)  Sole Dispositive Power                    0
                                                       ------------------------
                         ------------------------------------------------------
                         (8)  Shared Dispositive Power              1,190
                                                       ------------------------
-------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                    1,190
                                                       ------------------------
-------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) --------------------------------------------
-------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9
                                                                     0.0%
                                                       ------------------------
-------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)
                                                                       PN
                                                       ------------------------
-------------------------------------------------------------------------------

CUSIP No.      591647102
               -----------------
-------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                    The Raptor Global Portfolio Ltd.
               ----------------------------------------------------------------
                    98-0211544
               ----------------------------------------------------------------
-------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)

               (a)
                    -----------------------------------------------------------

               (b)       X
                    -----------------------------------------------------------
-------------------------------------------------------------------------------
       3)      SEC Use Only   -------------------------------------------------
-------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization        Cayman Islands
                                                       ------------------------
-------------------------------------------------------------------------------
                         (5)  Sole Voting Power                         0
                                                       ------------------------
Number of Shares         ------------------------------------------------------
Beneficially             (6)  Shared Voting Power               1,471,480
Owned by Each                                          ------------------------
Reporting Person         ------------------------------------------------------
With                     (7)  Sole Dispositive Power                    0
                                                       ------------------------
                         ------------------------------------------------------
                         (8)  Shared Dispositive Power          1,471,480
                                                       ------------------------
-------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                1,471,480
                                                       ------------------------
-------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) --------------------------------------------
-------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9
                                                                     3.5%
                                                       ------------------------
-------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)
                                                                       CO
                                                       ------------------------
-------------------------------------------------------------------------------

CUSIP No.      591647102
               -----------------
-------------------------------------------------------------------------------
       1)      Names of Reporting Person

               S.S. or I.R.S. Identification No. of Above Person

                    The Upper Mill Capital Appreciation Fund Ltd.
               ----------------------------------------------------------------

               ----------------------------------------------------------------
-------------------------------------------------------------------------------
       2)      Check the Appropriate Box if a Member of a Group (See
               Instructions)

               (a)
                    -----------------------------------------------------------

               (b)       X
                    -----------------------------------------------------------
-------------------------------------------------------------------------------
       3)      SEC Use Only   -------------------------------------------------
-------------------------------------------------------------------------------
       4)      Citizenship or Place of Organization        Cayman Islands
                                                       ------------------------
-------------------------------------------------------------------------------
                         (5)  Sole Voting Power                         0
                                                       ------------------------
Number of Shares         ------------------------------------------------------
Beneficially             (6)  Shared Voting Power                 153,850
Owned by Each                                          ------------------------
Reporting Person         ------------------------------------------------------
With                     (7)  Sole Dispositive Power                    0
                                                       ------------------------
                         ------------------------------------------------------
                         (8)  Shared Dispositive Power            153,850
                                                       ------------------------
-------------------------------------------------------------------------------
       9)      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                  153,850
                                                       ------------------------
-------------------------------------------------------------------------------
      10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) --------------------------------------------
-------------------------------------------------------------------------------
      11)      Percent of Class Represented by Amount in Row 9
                                                                     0.4%
                                                       ------------------------
-------------------------------------------------------------------------------
      12)      Type of Reporting Person (See Instructions)
                                                                       CO
                                                       ------------------------
-------------------------------------------------------------------------------

Item 1(a).   Name of Issuer:

             Metrocall, Inc.

Item 1(b).   Address of Issuer's Principal Executive Offices:

             6677 Richmond Highway
             Alexandria, VA 22306

Item 2(a).   Name of Person Filing:

             Tudor Investment Corporation ("TIC")
             Paul Tudor Jones, II
             Tudor BVI Futures, Ltd. ("Tudor BVI")
             Tudor Proprietary Trading, L.L.C. ("TPT")
             The Altar Rock Fund L.P. ("Altar Rock")
             The Raptor Global Portfolio Ltd. ("Raptor Portfolio")
             The Upper Mill Capital Appreciation Fund Ltd. ("Upper Mill")

Item 2(b).   Address of Principal Business Office or, if none, Residence:

             The principal business office of each of TIC, TPT and Altar Rock is:

                         600 Steamboat Road
                         Greenwich, CT 06830

             The principal business office of Mr. Jones is:

                         c/o Tudor Investment Corporation
                         600 Steamboat Road
                         Greenwich, CT 06830

             The principal business office of each of Tudor BVI, Raptor Portfolio and Upper Mill is:

                         c/o CITCO
                         Kaya Flamboyan 9
                         Curacao, Netherland Antilles

Item 2(c).   Citizenship:

             TIC is a Delaware corporation
             Tudor BVI is a company organized under the laws of the British Virgin Islands
             Mr. Jones is a citizen of the United States
             Altar Rock is a Delaware limited partnership
             TPT is a Delaware limited liability company
             Raptor Portfolio and Upper Mill are companies organized under the laws of the Cayman Islands

Item 2(d).   Title of Class of Securities:

             Common Stock

Item 2(e).   CUSIP Number:

             591647102

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
             (a)  [ ]  Broker or Dealer registered under section 15 of the Act
             (b)  [ ]  Bank as defined in section 3(a)(6) of the Act
             (c)  [ ]  Insurance Company as defined in section 3(a)(19) of the Act
             (d)  [ ]  Investment Company registered under section 8 of the
                       Investment Company Act
             (e)  [ ]  Investment Adviser registered under section 203 of the
                       Investment Advisers Act of 1940
             (f)  [ ]  Employment Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see section 240.13d-1(b)(1)(ii)(F)
             (g)  [ ]  Parent Holding Company, in accordance with section
                       240.13d-1(b)(1)(ii)(G) (Note: See Item 7)
             (h)  [ ]  Group, in accordance with section 240.13d-1(b)(1)(ii)
                       (H)

Item 4.      Ownership (As of November 8, 1999).

             (a)  Amount Beneficially Owned:  See Item 9 of cover pages

             (b)  Percent of Class: See Item 11 of cover pages

             (c)  Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote

                                                     See Item 5 of cover pages
                                                     -------------------------

                  (ii)   shared power to vote or to direct the vote

                                                     See Item 6 of cover pages
                                                     -------------------------

                  (iii)  sole power to dispose or to direct the disposition of

                                                     See Item 7 of cover pages
                                                     -------------------------

                  (iv) shared power to dispose or to direct the disposition of

                                                     See Item 8 of cover pages
                                                     -------------------------

                  The shares of Common Stock reported herein as beneficially owned are owned directly by Tudor BVI (590,870 shares), TPT (151,910 shares), Altar Rock (1,190 shares), Raptor Portfolio (1,471,480 shares) and Upper Mill (153,850 shares). Because
             TIC is the sole general partner of Altar Rock and provides investment advisory services to Raptor Portfolio, Tudor BVI and Upper Mill, TIC may be deemed to beneficially own the shares of Common Stock owned by each of such Reporting
             Persons. TIC expressly disclaims such beneficial ownership. In addition, because Mr. Jones is the controlling shareholder of TIC and the indirect controlling equity holder of TPT, Mr. Jones may be deemed to beneficially own the shares of Common Stock deemed beneficially owned by TIC and TPT. Mr. Jones expressly disclaims such beneficial ownership.

Item 5.      Ownership of Five Percent or Less of a Class.

                  Not applicable

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

                  Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not applicable

Item 8.      Identification and Classification of Members of the Group.

                  See cover pages

Item 9.      Notice of Dissolution of Group.

                  Not applicable

Item 10.     Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                               Dated:  November 12, 1999

                               TUDOR INVESTMENT CORPORATION

                               By:     /s/ Andrew S. Paul
                                      ------------------------------------------
                                      Andrew S. Paul
                                      Managing Director and General Counsel


                                      /s/ Paul Tudor Jones, II
                               -------------------------------------------------
                                      Paul Tudor Jones, II



                               TUDOR BVI FUTURES, LTD.

                               By:    Tudor Investment Corporation,
                                      Trading Advisor

                                      By:  /s/ Andrew S. Paul
                                           -------------------------------------
                                           Andrew S. Paul
                                           Managing Director and General Counsel

                               TUDOR PROPRIETARY TRADING, L.L.C.

                               By:    /s/ Andrew S. Paul
                                      ------------------------------------------
                                      Andrew S. Paul
                                      Managing Director and General Counsel



                               THE ALTAR ROCK FUND L.P.

                               By:    Tudor Investment Corporation,
                                      General Partner


                                      By:  /s/ Andrew S. Paul
                                           -------------------------------------
                                           Andrew S. Paul
                                           Managing Director and General Counsel



                               THE RAPTOR GLOBAL PORTFOLIO LTD.

                               By:    Tudor Investment Corporation,
                                      Investment Advisor


                                      By:  /s/ Andrew S. Paul
                                           -------------------------------------
                                           Andrew S. Paul
                                           Managing Director and General Counsel



                               THE UPPER MILL CAPITAL APPRECIATION FUND LTD.

                               By:    Tudor Investment Corporation,
                                      Sub-Investment Manager


                                      By:  /s/ Andrew S. Paul
                                           -------------------------------------
                                           Andrew S. Paul
                                           Managing Director and General Counsel